Black Hills Corporation Updates Earnings Outlook

RAPID CITY, SD—December 16, 2003—Black Hills Corporation (NYSE: BKH) today announced updated information for anticipated financial results for the fourth quarter of 2003 and for the year 2004.

        Fourth quarter 2003 income from continuing operations is expected to be in the range of $0.25 to $0.30 per share, compared to income from continuing operations of $0.54 per share for fourth quarter 2002. Several factors are contributing to the change in expected results for fourth quarter 2003, including:

•	lower earnings from the power generation business segment, due primarily to the lower than forecast market dispatch of the 224 MW Las Vegas Cogeneration II power plant;

•	a higher than expected loss in the communications segment, due primarily to slower revenue growth caused by recent competitive pressures; and

•	investment of the proceeds from the September 2003 contract termination settlement with Allegheny Energy Supply Company, LLC, and sale of hydroelectric assets in short-term securities at currently low market rates.

        Anticipated fourth quarter net income will also be affected by a previously disclosed anticipated fourth quarter 2003 cumulative effect of a change in accounting principle related to the consolidation of the 90 MW Wygen power plant.

        As previously disclosed, the Company in the third quarter of 2003 received and recorded a $114 million cash payment in consideration for terminating a 15 year contract with Allegheny for capacity and energy at the Las Vegas Cogeneration II power plant. As a result of this contract termination, the Company assessed the recoverability of the carrying value of the assets and recorded an impairment charge of $117.2 million related to the plant in the third quarter of 2003. The Company anticipated that the plant would be dispatched on a market basis until the Company obtained a replacement contract for the plant’s capacity and energy. The prevailing regional power market conditions are lower than forecast and have limited the economic dispatch of the plant during the current quarter. The Company does not anticipate that market conditions will improve during the remainder of the quarter. Consequently, power generation segment results are likely to be lower than previously expected.

        The communications segment’s earnings are being impacted by an aggressive price marketing campaign launched by one of the Company’s competitors. The Company has been successful in retaining its customers in response to this campaign by offering short-term price incentives in exchange for the execution of 18- to 24-month contracts. As a result of those discounts, reduced long distance and telephone directory revenues, and an increase in administrative costs, the Company has revised its estimated loss for the communications segment for the year 2003 to approximately $5.5 million.

        On September 30, 2003, the Company sold its ownership interests in seven hydroelectric power plants in upstate New York. Net cash proceeds from this sale, after repaying the related project-level debt and terminating interest rate swaps, were approximately $95 million. The Company also received $114 million from the Las Vegas Cogeneration II contract termination. A portion of these cash proceeds was used to pay approximately $51 million in income taxes primarily related to those transactions. Pending redeployment in corporate development activities, for debt reduction, or for other corporate purposes, the Company has invested the remaining cash proceeds in short-term marketable securities, which yield low rates in the current market. Consequently, potential earnings have been significantly reduced in the fourth quarter of 2003.

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        For the year 2004, the Company expects income from continuing operations to be in the range of $2.00 to $2.35 per share. The factors affecting the change in expected results include:

•	lower than expected revenue growth and higher than expected costs in the communications segment compared to 2003, resulting in an anticipated after-tax loss of approximately $3 million to $4 million;

•	a decrease in expected earnings from the power generation segment due to the operation of the Las Vegas Cogeneration II power plant on a market basis pending the execution of a replacement long-term off-take agreement, and higher than expected fuel expense at the Las Vegas Cogeneration I power plant;

•	higher than expected corporate expenses compared to 2003, related to the costs of insurance, compliance, and general and administrative functions; and

•	the uncertain timing of capital investments or acquisitions due to the challenges of prevailing energy industry conditions, which affect investment opportunities.

These factors are expected to be offset in part by higher earnings in the oil and gas production segment, due to an anticipated increase in gas production and strong natural gas prices, and by higher earnings from the energy marketing segment, due primarily to expected increases in natural gas marketing volumes.

About Black Hills Corporation

        Black Hills Corporation is a diverse energy and communications company. Black Hills Energy, our wholesale energy unit, generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power is our electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, our broadband communications company, offers bundled telephone, high speed Internet and cable entertainment services.

Caution regarding forward-looking statements

        Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things: (1) the timing and extent of changes in commodity prices for electricity, natural gas, oil and coal; (2) unanticipated developments in the western power markets, including unanticipated governmental intervention, deterioration in the financial condition of counterparties, default on amounts due from counterparties, adverse changes in current or future litigation, adverse changes in the tariffs of the California Independent System Operator, market disruption and adverse changes in energy and commodity supply, volume and pricing and interest rates; (3) prevailing governmental policies and regulatory actions with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition; (4) impact of environmental and safety laws; (5) weather conditions; (6) competition; (7) market demand, including structural market changes; (8) unanticipated changes in operating expenses or capital expenditures; (9) capital market conditions;

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(10) legal and administrative proceedings that influence Black Hills’ business and profitability; (11) the effects on Black Hills’ business of terrorist actions or responses to such actions; (12) the effects on Black Hills’ business resulting from the financial difficulties of Enron and other energy companies, including their effects on liquidity in the trading and power industry, and Black Hills’ ability to access the capital markets on the same favorable terms as in the past; (13) the effects on Black Hills’ business in connection with a lowering of Black Hills’ credit rating (or actions Black Hills may take in response to changing credit ratings criteria), including, increased collateral requirements to execute Black Hills’ business plan, demands for increased collateral by Black Hills’ current counter-parties, refusal by Black Hills’ current or potential counterparties or customers to enter into transactions with Black Hills and Black Hills’ inability to obtain credit or capital in amounts or on terms favorable to Black Hills; and (14) other factors discussed from time to time in Black Hills’ filings with the SEC. Black Hills Corporation assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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